Exhibit 99.1

RINO International Corp. Approved for Nasdaq Listing

Company to Continue Trading Under "RINO" Ticker

[13-July-2009]

DALIAN, China, July 13 /PRNewswire-Asia-FirstCall/ -- RINO International Corp. (OTC Bulletin Board: RINO), through its subsidiaries and controlled affiliates in the People's Republic of China (collectively, the "Company" or "RINO"), designs, manufactures, installs and services proprietary and patented wastewater treatment, desulphurization equipment, and high temperature anti-oxidation systems for iron and steel manufacturers in the People's Republic of China ("PRC"), today announced that it has received approval to list its securities on the Nasdaq Global Market.

RINO International Corp.'s common stock will begin trading under the symbol "RINO" on the Nasdaq Global Market on July 13, 2009.

We are very pleased to join the Nasdaq Capital Market with other top tier global companies," says Mr. Zou Dejun, President and CEO of RINO International. "Meeting the stringent requirements to list on Nasdaq Global Market demonstrates our commitment to build a strong organization. We believe that this achievement will further enhance our profile in the US capital markets, increase the visibility and liquidity of our shares while enabling us to expand and diversify our shareholder base."

About RINO International Corporation

RINO International Corporation, through its direct and indirect subsidiaries, Innomind Group Limited and Dalian Innomind Environment Engineering Co., Ltd., its contractually-controlled affiliate, Dalian RINO Environmental Engineering Science and Technology Co., Ltd. ("Dalian Rino") and Dalian Rino's wholly-owned subsidiaries, Dalian Rino Environmental Engineering Project Design Co., Ltd. and Dalian Rino Environmental Construction & Installation Project Co., Ltd., is a leading provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or improve energy utilization. RINO's manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

Additional information about the Company is available at the Company's website: http://www.rinogroup.com ..

Cautionary Statement Regarding Forward-Looking Information

Certain statement in this press release may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends, future performance, operations, and products of each of the entities referenced above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including, without limitation, the risks set forth as "Risk Factors" contained in the Company's Annual Reports on Form 10-K, Quarterly Reports or on Form 10-Q.

For more information, please contact:

For the Company:
Jenny Liu
Tel:   +86-411-8766-2700
Email: jennyliu@rinogroup.com

Investors:
Matt Hayden
HC International, Inc.
Tel:   +1-561-245-5155
Email: matt.hayden@hcinternational.net

SOURCE RINO International Corp.